Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS PROVIDES SELECTED FIRST QUARTER 2006 FINANCIAL
AND OPERATING DATA; UPDATES 2006 GUIDANCE

CHICAGO — May 10, 2006 — Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] today provided selected first quarter 2006 financial and operating data and updated its 2006 guidance.

Below is a summary of the preliminary operating data and unaudited results of certain key components of the statement of operations for the first quarter 2006. There can be no assurance that final results will not differ materially from these preliminary results.

Three months ended March 31
	2005 Actual (as restated)	Range of Amounts Currently Anticipated to be Reported for 2006
Operating Revenues	$935.8 million	$1.05 to 1.07 billion
Operating Income	$78.8 million	$100 to 120 million

The following are selected summary operating data including certain preliminary first quarter 2006 data.

U.S. Cellular
Summary Operating Data

Quarter Ended	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
Consolidated Markets:
All customers -
Customer units	5,633,000	5,482,000	5,303,000	5,227,000	5,127,000
Gross customer unit Activations	434,000	419,000	355,000	340,000	426,000
Net customer unit activations	151,000	125,000	76,000	94,000	182,000
Retail customers -
Customer units	5,029,000	4,927,000	4,765,000	4,688,000	4,601,000
Gross customer unit Activations	380,000	392,000	346,000	317,000	365,000
Net customer unit activations	122,000	130,000	77,000	81,000	123,000
Cell sites in service	5,438	5,428	5,149	5,034	4,899
Minutes of use (MOU) (1)	658	648	639	627	584
Postpay churn rate per month (2)	1.5%	1.6%	1.5%	1.4%	1.5%
Average monthly revenue per unit	$46.22	$45.94	$46.19	$44.52	$44.46

(1)             Average monthly local minutes of use per customer (without roaming).

(2)             Postpay churn rate per month is calculated by dividing the average monthly postpay customer disconnects during the quarter by the average postpay customer base for the quarter.

Telephone and Data Systems, Inc.
Summary Operating Data

Quarter Ended	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
TDS Telecom
ILEC:
Access line equivalents (1)	742,300	735,300	734,800	734,200	734,000
Access lines	632,100	635,500	640,700	645,800	649,300
Dial-up Internet service accounts	90,800	90,700	89,700	94,500	98,200
Digital Subscriber Lines (DSL) Customers	75,300	65,500	60,300	54,200	49,300
Long Distance customers	327,100	321,500	316,100	310,000	302,400

CLEC:
Access line equivalents (1)	454,100	448,600	445,600	442,900	438,000
Dial-up Internet service accounts	13,500	14,200	14,700	16,000	17,100
Percent of access lines on-switch	91.7%	91.1%	90.6%	89.8%	88.8%
Digital Subscriber Lines (DSL) Customers	38,500	36,400	34,800	33,500	31,600

(1)             Access line equivalents are derived by converting high capacity data lines to the estimated capacity of one switched access line.

On May 10, 2006, TDS and U.S. Cellular updated guidance for the year-ended December 31, 2006. There can be no assurance that final results will not differ materially from this guidance. U.S. Cellular’s guidance changed for service revenues and depreciation, amortization and accretion from its previous guidance issued on Feb. 27, 2006. TDS Telecom guidance did not change. There can be no assurance that final results will not differ materially from this guidance.

U.S. Cellular 2006 guidance as of May 10, 2006 is as follows:
Net Retail Customer Additions	390,000 — 450,000
Service Revenues	Approx. $3.2 billion
Operating Income	$230 - 290 million (1)
Depreciation, Amortization & Accretion	$585 million
Capital Expenditures	$580 - $610 million

TDS Telecom ILEC operations 2006 guidance as of May 10, 2006 is as follows:
Operating Revenues	$660 - $675 million
Operating Income	$145 - $160 million (1)
Depreciation and Amortization	$135 million
Capital Expenditures	$105 — 125 million (2)

TDS Telecom CLEC operations 2006 guidance as of May 10, 2006 is as follows:
Operating Revenues	$230 - $240 million
Operating Income	$(10) - $(5) million (1)
Depreciation and Amortization	$25 million
Capital Expenditures	$15 - $25 million

(1)   Reflects estimated stock-based compensation expense for U.S. Cellular and TDS Telecom (ILEC and CLEC combined) of approximately $20 million and $10 million, respectively. The total anticipated stock-based compensation expense for the consolidated TDS enterprise is expected to be approximately $40 million, all of which is a non-cash expense. Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), is effective for TDS and U.S. Cellular in the first quarter of 2006. The companies expect to complete their analysis of the impact of SFAS 123(R) prior to the filing of their Forms 10-Q for the quarter ended March 31, 2006.

(2)   Includes approximately $90 million to support ongoing operations and approximately $25 million for strategic initiatives

TDS and its audit committee concluded on Nov. 9, 2005, that TDS would amend financial results for the first and second quarters of 2005, the years ended Dec. 31, 2002 - 2004, each of the quarters of 2003 and 2004, and certain selected financial data for the years 2000 and 2001. TDS also delayed the filing of its Form 10-Q for the quarter ended Sept. 30, 2005.

The restatements and Form 10-Q for the quarter ended Sept. 30, 2005 were filed with the Securities and Exchange Commission (SEC) on April 26, 2006. It was necessary for TDS to complete and file the restatements and Form 10-Q for the quarter ended Sept. 30, 2005 before it could complete and file its Form 10-K for the year ended Dec. 31, 2005. The Form 10-K is expected to be filed with the SEC on or prior to May 31, 2006. It is necessary for TDS to complete and file its Form 10-K for the year ended Dec. 31, 2005 before it can complete and file its Form 10-Q for the quarter ended March 31, 2006. The Form 10-Q is due on May 10, 2006, but can be extended to May 15, 2006 by filing Form 12b-25 with the SEC on or prior to May 11, 2006. Although the Form 12b-25 will be filed by TDS on or prior to May 11, 2006, TDS does not expect that the Form 10-Q for the quarter ended March 31, 2006 will be completed and filed by the extended due date of May 15, 2006. Accordingly, TDS expects that its Form 10-Q for the quarter ended March 31, 2006 will not be filed on a timely basis.

Later today or tomorrow TDS will be filing with the SEC a Form 8-K and Form 12b-25, providing notification of the expected late filing of the Form 10-Q for the quarter ended March 31, 2006.

On Nov. 15, 2005, TDS received a notice from the staff of the AMEX indicating that it was not in compliance with listing standards, due to its failure to file quarterly reports on Form 10-Q for the quarter ended Sept. 30, 2005 on a timely basis. The failure by TDS to file Form 10-K for the year ended Dec. 31, 2005 and its Form 10-Q for the quarter ending March 31, 2006 on a timely basis will also result in non-compliance with the AMEX listing standards. The company will regain compliance with the AMEX listing standards when it has filed with the SEC its Form 10-K for the year ended Dec. 31, 2005 and its Form 10-Q for the quarter ending March 31, 2006. The AMEX granted TDS an extension until June 30, 2006 to regain compliance with AMEX listing standards.

The restatements and failure to file quarterly reports resulted in defaults under revolving credit agreements between TDS and certain lenders and under certain forward contracts between subsidiaries of the companies and a counterparty. Waivers of such defaults have been extended provided that the companies file their Form 10-K for the year ended Dec. 31, 2005 by May 31, 2006 and Form 10-Q for the quarter ended March 31, 2006 by June 30, 2006.

About TDS

TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of March 31, 2006, the company employed 11,500 people and served 6.8 million customers/units in 36 states.

About U.S. Cellular

As of March 31, 2006, U.S. Cellular, the nation’s sixth-largest wireless service carrier, provided wireless service to 5.6 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: Possible future restatements; the ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom: www.tdsmetro.com

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